SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Spansion, Inc.
                                (Name of Issuer)

                Class A Common Stock, $0.001 Par Value Per Share
                         (Title of Class of Securities)

                                    84649R101
                                 (CUSIP Number)

                                November 24, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                              (Page 1 of 13 Pages)
-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84649R101              Schedule 13G                PAGE 2 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phaeton International (BVI) Ltd.
            None
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
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     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            British Virgin Islands
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NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,034,034 shares of Common Stock

                    16,373,000 Exchangeable Senior Subordinated Debentures ("Debentures"), convertible into 929,366 shares of Common Stock (see Item 4)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,034,034 shares of Common Stock

                    16,373,000 Debentures, convertible into 929,366 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            2,034,034 shares of Common Stock

            16,373,000 Debentures, convertible into 929,366 shares of Common Stock (see Item 4)
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    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
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    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            1.80%
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    (12)  TYPE OF REPORTING PERSON
            CO
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CUSIP No. 84649R101              Schedule 13G                PAGE 3 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phoenix Partners, L.P.
            13-6272912
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
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     (3)  SEC USE ONLY

--------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,516,000 shares of Common Stock

                    28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock (see Item 4)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,516,000 shares of Common Stock

                    28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            3,516,000 shares of Common Stock

            28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            3.11%
--------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            PN
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CUSIP No. 84649R101              Schedule 13G                PAGE 4 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phoenix Partners II, L.P.
            84-1631449
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
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     (3) SEC USE ONLY

--------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
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NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    449,966 shares of Common Stock

                    3,622,000 Debentures, convertible into 205,592 shares of Common Stock (see Item 4)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    449,966 shares of Common Stock

                    3,622,000 Debentures, convertible into 205,592 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            449,966 shares of Common Stock

            3,622,000 Debentures, convertible into 205,592 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            0.40%
--------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------


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CUSIP No. 84649R101              Schedule 13G                PAGE 5 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc.
            13-2674766
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,000,000 shares of Common Stock

                    48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,000,000 shares of Common Stock

                    48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            6,000,000 shares of Common Stock

            48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            5.31%
--------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IA
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


CUSIP No. 84649R101              Schedule 13G                PAGE 6 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Edwin H. Morgens
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,000,000 shares of Common Stock

                    48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,000,000 shares of Common Stock

                    48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            6,000,000 shares of Common Stock

            48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock (see Item 4)
--------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            5.31%
--------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------

CUSIP No. 84649R101              Schedule 13G                PAGE 7 of 13


ITEM 1(a).  NAME OF ISSUER:
              Spansion, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              915 DeGuine Drive, P.O. Box 3453, Sunnyvale, CA 94088

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G is filed jointly by (a) Phaeton International (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners, L.P. ("Phoenix"), (c) Phoenix Partners II, L.P.("Phoenix II"), (d) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall") and (e) Edwin H. Morgens ("Morgens" and together with the persons listed in (a) through (d), the "Reporting Persons").

              Phaeton, Phoenix and Phoenix II are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in the British Virgin
              Islands. Morgens Waterfall is a corporation organized under the laws of the State of New York. Morgens is a United
              States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Class A Common Stock, $0.001 Par Value Per Share (the "Common Stock").

ITEM 2(e).  CUSIP NUMBER:
              84649R101.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

           (f) [ ]  Employee Benefit Plan, Pension Fund which is subject


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CUSIP No. 84649R101              Schedule 13G                PAGE 8 of 13


                    to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [x]

ITEM 4.  OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon (i) the 161,956,210 shares of Common Stock issued and outstanding on May 11, 2009 as reflected in the Form 10-K of the Company filed with the Securities and Exchange Commission on May 13, 2009 and (ii) 2,741,609 shares of Common Stock deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) because such shares may be obtained and beneficially owned upon exercise or conversion within 60 days of derivative securities currently owned by the Reporting Persons. Pursuant to Rule 13d-3(d)(1)(i) the number of issued and outstanding shares of Common Stock assumes that each other shareholder of the Company does not exercise or convert herein within 60 days.

      A. Phaeton International (BVI) Ltd
              (a) Amount beneficially owned:
                  2,034,034 shares of Common Stock

                  16,373,000 Exchangeable Senior Subordinated Debentures ("Debentures"), convertible into 929,366 shares of Common Stock
              (b) Percent of class: 1.80%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote:
                     2,034,034 shares of Common Stock

                     16,373,000 Debentures, convertible into 929,366 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     2,034,034 shares of Common Stock

                     16,373,000 Debentures, convertible into 929,366 shares of Common Stock

      B. Phoenix Partners, L.P.
              (a) Amount beneficially owned:
                  3,516,000 shares of Common Stock


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CUSIP No. 84649R101              Schedule 13G                PAGE 9 of 13


                  28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock
              (b) Percent of class: 3.11%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote:
                     3,516,000 shares of Common Stock

                     28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     3,516,000 shares of Common Stock

                     28,305,000 Debentures, convertible into 1,606,651 shares of Common Stock

      C. Phoenix Partners II, L.P.
              (a) Amount beneficially owned:
                  449,966 shares of Common Stock

                  3,622,000 Debentures, convertible into 205,592 shares of Common Stock
              (b) Percent of class: 0.40%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote:
                     449,966 shares of Common Stock

                     3,622,000 Debentures, convertible into 205,592 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     449,966 shares of Common Stock

                     3,622,000 Debentures, convertible into 205,592 shares of Common Stock

      D. Morgens, Waterfall, Vintiadis & Co., Inc.
              (a) Amount beneficially owned:
                  6,000,000 shares of Common Stock

                  48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock
              (b) Percent of class: 5.31%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote:
                     6,000,000 shares of Common Stock

                     48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     6,000,000 shares of Common Stock

                     48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock

CUSIP No. 84649R101              Schedule 13G                PAGE 10 of 13


      E. Edwin H. Morgens
              (a) Amount beneficially owned:
                  6,000,000 shares of Common Stock

                  48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock
              (b) Percent of class: 5.31%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote:
                     6,000,000 shares of Common Stock

                     48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     6,000,000 shares of Common Stock

                     48,300,000 Debentures, convertible into 2,741,609 shares of Common Stock

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Morgens Waterfall is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall has the power to make decisions regarding the dispositions of the proceeds from the sale of the foregoing shares of Common Stock. Under the rules promulgated under the Securities and Exchange Act of 1934, as amended, Morgens Waterfall and its principal (Mr. Morgens) may be considered "beneficial owners" of securities acquired by the Advisory Clients. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
      Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
      Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
      Not applicable.


ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
      By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and


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CUSIP No. 84649R101              Schedule 13G                PAGE 11 of 13


      were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 84649R101              Schedule 13G                PAGE 12 of 13


                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  December 11, 2009


                                    /s/ Edwin H. Morgens
                                    ---------------------------
                                    Edwin H. Morgens,
                                    as attorney-in-fact for
                                    the Reporting Persons

CUSIP No. 84649R101              Schedule 13G                PAGE 13 of 13


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  December 11, 2009


                                    /s/ Edwin H. Morgens
                                    ---------------------------
                                    Edwin H. Morgens,
                                    as attorney-in-fact for
                                    the Reporting Persons